                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                              Cerion Technologies
                (Name of Registrant as Specified In Its Charter)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
       Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                            CERION TECHNOLOGIES INC.
                             1401 INTERSTATE DRIVE
                           CHAMPAIGN, ILLINOIS 61821

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 28, 1998

     Notice is hereby given that the Annual Meeting of Stockholders of Cerion Technologies Inc. will be held at the Union League Club, 65 West Jackson Street, Chicago, Illinois, on May 28, 1998 at 10:00 a.m. central time, for the following purposes:

        1. To elect two Class II directors to hold office for three years and until their respective successors have been duly elected and qualified.

        2. To act upon any other business as may properly be brought before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on April 8, 1998 as the record date for determining the stockholders having the right to notice of, and the right to vote at the meeting.

     Please sign, date and return the enclosed proxy card in the enclosed envelope at your earliest convenience. If you return the proxy, you may nevertheless attend the meeting and vote your shares in person.

     All shareholders of the Company are cordially invited to attend the Meeting.

                                          SAM ERWIN
                                          Secretary

April 20, 1998

--------------------------------------------------------------------------------
IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU ATTEND THE MEETING, PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.
--------------------------------------------------------------------------------

                            CERION TECHNOLOGIES INC.
                             1401 INTERSTATE DRIVE
                           CHAMPAIGN, ILLINOIS 61821

                                PROXY STATEMENT

                                    GENERAL

     The accompanying proxy is solicited on behalf of the Board of Directors ("the Board") of Cerion Technologies Inc. ("Cerion" or "the Company"), a Delaware corporation, whose principal executive offices are located at 1401 Interstate Drive, Champaign, Illinois 61821, for use at the Annual Meeting of the Stockholders of Cerion ("the Meeting") to be held on May 28, 1998, at 10:00 a.m., central time at the Union League Club, 65 West Jackson Street, Chicago, Illinois, and at any adjournment thereof.

     Shares represented by duly executed proxies in the form enclosed herewith received by the Company prior to the Meeting will be voted as instructed in the proxy on each matter submitted to the vote of shareholders. If any duly-executed proxy is returned without voting instructions, the persons named as proxies thereon intend to vote all shares represented by such proxy FOR the election of the nominees for director named below described in this Proxy Statement.

     Each proxy executed and returned by a stockholder may be revoked by delivering written notice of such revocation to the Secretary of Cerion or by executing and delivering to the Secretary a proxy bearing a later date, at any time at or before the meeting except as to any matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authorization conferred by such proxy. This proxy statement is being mailed to stockholders on or about April 20, 1998.

                               VOTING SECURITIES

     The only outstanding class of voting securities of Cerion is Common Stock, $.01 par value (the "Common Stock"), each share of which entitles the holder thereof to one vote. Only stockholders of record at the close of business on April 8, 1998, are entitled to vote at the annual meeting and at any adjournment thereof. As of the close of business on such date, there were 7,043,747 shares of the Company's Common Stock outstanding. The holders of a majority of the issued and outstanding stock entitled to vote, present in person or by proxy, constitute a quorum for the transaction of business.

     Shares that abstain from voting on a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and, except as described below, also will not be counted as votes cast or shares voting on such matter.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION
                  CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The following table sets forth the annual and long-term compensation paid to the person who served as Cerion's Chief Executive Officer during 1997 and Cerion's other executive officers who earned a salary and bonus in excess of $100,000 in 1997 and 1996:

                                                     ANNUAL COMPENSATION
                                         --------------------------------------------    LONG-TERM
         NAME AND                                                       OTHER ANNUAL    COMPENSATION      ALL OTHER
    PRINCIPAL POSITION                   YEAR   SALARY $    BONUS $    COMPENSATION $    OPTIONS #     COMPENSATION(1)
    ------------------                   ----   --------    --------   --------------   ------------   ---------------
    David A. Peterson.............       1997   $163,070    $144,193      $     --        128,390          $7,736
      President &                        1996    160,611          --            --        136,780           5,340
      Chief Executive Officer            1995    148,874      83,567            --         11,500(2)        4,285

    Michael F. Brown..............       1997    112,127      66,095            --         51,300           3,413
      Vice President --                  1996    110,434(3)       --        56,636(4)      52,600           2,884
      Marketing

    Richard A. Clark..............       1997    112,127(3)   66,095            --         51,300           3,372
      Vice President -- Finance          1996     85,567          --       117,427(5)      52,600           1,280

    Paul A. Harter................       1997     91,732(3)   54,074            --         56,550           1,574
      Vice President --                  1996     91,318          --            --         63,100           3,334
      Operations

    William A. Hughes.............       1997     92,771(3)   54,074            --         56,550           3,488
      Vice President -- Product          1996     99,972          --            --         63,100           5,446
      Development

---------------
(1) In 1997, Messrs. Peterson, Brown, Clark, Harter and Hughes earned (i) $4,575, $2,988, $2,988, $1,434 and $2,470, respectively, as contributions to the Company's Employees' Saving Plan; (ii) $2,430, $225, $184, $140, and $143, respectively, as life insurance premiums and income; (iii) $731, $200, $200, $0, and $0, respectively, as taxable club membership dues; and (iv) $0, $0, $0, $0 and $875 as a car allowance. In 1996, Messrs. Peterson, Brown, Clark, Harter and Hughes earned (i) $2,660, $2,660, $1,234, $3,194 and $3,360, respectively, as contributions to the Company's Employees' Savings Plan; (ii) $2,430, $224, $46, $140 and $140, respectively, as life insurance premiums and income; (iii) $250, $0, $0, $0 and $0, respectively, as taxable club membership dues; and (iv) $0, $0, $0, $0 and $1,946, respectively, as a car allowance.

(2) In 1995, Nashua (the then-parent of the Company) granted Mr. Peterson options to purchase common stock of Nashua under Nashua's incentive plan. The options terminated unexercised six months following the Company's initial public offering.

(3) Messrs. Brown, Clark, Harter and Hughes first became executive officers in 1996.

(4) Includes moving expense reimbursements of $35,893 and tax equalization payments of $20,743.

(5) Includes moving expense reimbursements of $70,550 and tax equalization payments of $46,877.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information as to options granted during fiscal 1997 to the individuals listed in the Summary Compensation Table.

                                                                                       VALUE AT ASSUMED
                                    % OF TOTAL                                       ANNUAL RATES OF STOCK
                         SHARES       OPTIONS                                       PRICE APPRECIATION FOR
                       UNDERLYING   GRANTED TO    EXERCISE OR                           OPTION TERM (5)
                        OPTIONS      EMPLOYEES     BASE PRICE       EXPIRATION      -----------------------
                        GRANTED       IN 1997     ($/SHARE)(4)         DATE             5%          10%
                       ----------   ----------    ------------      ----------      ----------   ----------
David A. Peterson....  128,390(1)      33.0%      $2.25 - 4.13   2/3/07 & 7/22/07    $252,613     $640,170

Michael F. Brown.....   51,300(2)      13.2%       2.25 - 4.13   2/3/07 & 7/22/07     102,148      258,864

Richard A. Clark.....   51,300(2)      13.2%       2.25 - 4.13   2/3/07 & 7/22/07     102,148      258,864

Paul A. Harter.......   56,550(3)      14.5%       2.25 - 4.13   2/3/07 & 7/22/07     109,577      277,690

William A. Hughes....   56,550(3)      14.5%       2.25 - 4.13   2/3/07 & 7/22/07     109,577      277,690

---------------

(1) Options to purchase 60,000 and 26,300 shares will become exercisable on February 3, 1998 and July 22, 1998, respectively, if Mr. Peterson remains in the employ of the Company. Options to purchase 42,090 shares are "performance-accelerated" options. These options will become exercisable in tranches of 25% each based upon the Common Stock trading, for a period of 20 consecutive trading days, at an average premium of 25%, 50%, 75% and 100%, respectively, above the exercise price, if the optionee remains an employee of the Company on such date. However, if such performance goals are met prior to the first anniversary of the grant date, the shares that would otherwise become exercisable thereby only become exercisable on the first anniversary date of the grant date, if the optionee remains an employee of the Company on such date. On the eighth anniversary of the grant date, any remaining shares subject to a "performance-accelerated" option will become exercisable, if the optionee remains an employee of the Company on such date.

(2) Options to purchase 25,000 and 15,775 shares each will become exercisable on February 3, 1998 and July 22, 1998, respectively, if Messrs. Brown and Clark remain in the employ of the Company. Options to purchase 10,525 shares are "performance-accelerated" options subject to the conditions described in footnote (1).

(3) Options to purchase 25,000 and 15,775 shares each will become exercisable on February 3, 1998 and July 22, 1998 respectively if Messrs. Harter and Hughes remain in the employ of the Company. Options to purchase 15,775 shares are "performance-accelerated" options subject to the conditions described in footnote (1).

(4) The one year vesting options granted on February 3, 1997 were granted at $4.13. The one year vesting options and performance-accelerated options granted on July 22, 1997 were granted at $2.25.

(5) In accordance with SEC rules, also shown are the hypothetical gains or "option spreads," on the pre-tax basis, that would exist for the respective options. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term. To put this data into perspective, the resulting Cerion stock prices for the grants expiring on February 3, 2007 and July 22, 2007 would be $6.73 and $3.67, respectively, at a 5% rate of appreciation and $10.71 and $5.84, respectively, at a 10% rate of appreciation. The amounts reflected in the table may not accurately reflect or predict the actual value of the stock options.

                    OPTION EXERCISES IN FISCAL YEAR 1997 AND
                     VALUE OF OPTIONS AT END OF FISCAL 1997

                                                           NUMBER OF UNEXERCISED          VALUE OF UNEXERCISED,
                                                              OPTIONS HELD AT             IN-THE-MONEY, OPTIONS
                        SHARES ACQUIRED      VALUE            FISCAL YEAR END               AT FISCAL YEAR END
NAME                    ON EXERCISE(#)    REALIZED($)   EXERCISABLE/UNEXERCISABLE(#)   EXERCISABLE/UNEXERCISABLE($)
----                    ---------------   -----------   ----------------------------   ----------------------------
David A. Peterson.....         0              $0                 0/128,390                        $0/$0
Michael F. Brown......         0              $0                 0/ 51,300                        $0/$0
Richard A. Clark......         0              $0                 0/ 51,300                        $0/$0
Paul A. Harter........         0              $0                 0/ 56,550                        $0/$0
William A. Hughes.....         0              $0                 0/ 56,550                        $0/$0

SEVERANCE BENEFITS

     The Company has entered into employment agreements with executive officers Messrs. Peterson, Brown, Clark, Harter and Hughes in order to ensure their continued service to Cerion in the event of an attempt by a person or group of persons to gain control of Cerion. Such employment agreements provide that upon termination of employment under certain circumstances within three years of a "change in control" as defined in these agreements, the employee would receive severance pay equal to three times the sum of his annual salary and bonus for Messrs. Peterson, Brown, Clark, Harter and Hughes. In addition, if within three years following the "change in control", Messrs. Peterson, Brown, Clark, Harter or Hughes elect to terminate employment for "good reason" (as defined), he would receive the above described severance pay. These severance payments are subject to reduction to the extent necessary to avoid excise taxes under Section 280G of the Internal Revenue Code.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee, which is composed of three independent directors, establishes and administers the Company's executive compensation policies and plans, and administers the Company's stock option plan. The Committee considers internal and external information in determining officers' compensation, including input from independent compensation consultants and outside survey data.

  Compensation Philosophy

     The Company's compensation policies for executive officers are based on the belief that the interests of executives should be closely aligned with those of the Company's shareholders. The Compensation policies are designed to achieve the following objectives:

        - Offer compensation opportunities that attract highly qualified executives, reward outstanding initiative and achievement, and retain the leadership and skills necessary to build long-term shareholder value.

        - Maintain a significant portion of executives' total compensation at risk, tied to both the annual and long-term financial performance of the Company and the creation of shareholder value.

        - Further the Company's short and long-term strategic goals and values by aligning compensation with business objectives and individual performance.

  Compensation Program

     The Company's executive compensation program has three major integrated components: base salary, annual incentive awards, and long-term incentives.

     Base Salary. Base salary levels for executive officers are determined annually by reviewing the competitive pay practices of companies of similar size and market capitalization, the skills, performance level, and contribution to the business of individual executives, and the needs of the Company. Overall, the

Company believes that base salaries for executive officers are approximately competitive with median base salary levels for similar positions in similar companies, but the Committee has not attempted to aim for any specific range of any particular group of companies.

     Annual Incentive Awards. The Company's executive officers are eligible to receive annual cash bonus awards designed to motivate executives to attain short-term and longer-term corporate and individual management goals. The Committee establishes the annual incentive opportunity for each executive officer in relation to his or her base salary. Awards under this program are based on the attainment of specific Company performance measures established by the Committee early in the fiscal year. For 1997 and 1998, the formula for these bonuses was determined as a function of net income and cash flow objectives, thus establishing a direct link between executive pay and Company profitability. The Company's financial performance in 1997 met the objectives set by the Committee, as such, awards were earned.

     Long-Term Incentives. The Committee believes that stock options are an excellent vehicle for compensating its officers and employees. The Company provides long-term incentives through its 1996 Stock Incentive Plan, the purpose of which is to create a direct link between executive compensation and increases in shareholder value. Stock options are granted at fair market value and vest in installments, generally over two years. When determining option awards for an executive officer, the Committee considers the executive's current contribution to Company performance, the anticipated contribution to meeting the Company's long-term strategic performance goals, and industry practices and norms, but without using any specific targets or criteria. Long-term incentives granted in prior years and existing levels of stock ownership also are taken into consideration, but the Committee has no specific ownership target. Because the receipt of value by an executive officer under a stock option is dependent upon an increase in the price of the Company's Common Stock, this portion of the executives' compensation is directly aligned with an increase in shareholder value.

  Chief Executive Officer Compensation

     Mr. Peterson's base salary, annual incentive award and long-term incentive compensation are determined by the Committee based upon the same factors as those employed by the Committee for executive officers generally. Mr. Peterson's current annual base salary is $168,000 subject to annual review and adjustment by the Board of Directors of the Company. Mr. Peterson also may be entitled to an annual cash bonus depending on the Company's achievement of certain performance objectives, including certain milestones in earnings and cash flows during a fiscal year, as compared to the preceding fiscal year. Any such cash bonus shall be computed on a formula basis established by the Committee. For the year ending December 31, 1997, Mr. Peterson was paid a cash bonus totaling $144,188, or 88.4 percent of his 1997 base salary.

     Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid to certain executives of public companies. Having considered the requirements of Section 162(m), the Committee believes that grants made pursuant to the Company's Stock Incentive Plan meet the requirement that such grants be "performance based" and are, therefore, exempt from the limitations on deductibility. Historically, the combined salary and bonus of each executive officer has been well below the $1 million limit. The Committee's present intention is to comply with Section 162(m) unless the Committee feels that required changes would not be in the best interest of the Company or its shareholders.

                            Respectfully Submitted by the Compensation Committee
                                Sheldon A. Buckler, Chairman
                                Daniel M. Junius
                                Osmund M. Fundingsland

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee are Sheldon A. Buckler, Daniel M. Junius and Osmund M. Fundingsland. No member of the Compensation Committee was or is an officer or employee of the Company.

                               PERFORMANCE GRAPHS

     The following graph compares the cumulative total returns for Cerion's Common Stock with the comparable returns for Standard and Poor's SmallCap 600 Index and the Standard and Poor's Computers (Hardware) Index for the period beginning May 24, 1996 and ending December 31, 1997.

                                   CERION             S&P            COMPUTERS
  Measurement Period            TECHNOLOGIES        SMALLCAP        (HARDWARE)-           PEER
(Fiscal Year Covered)               INC            600 INDEX            500              GROUP
May 96                             100               100               100               100
1996                                34.21            104.12            115.00            182.54
1997                                10.36            130.76            168.33            112.50


                                             Standard & Poor's Compustat-1-15-98



     This graph assumes the investment of $100 in Cerion's Stock, the Standard and Poor's SmallCap 600 Index and the Standard and Poor's Computers (Hardware) Index and a Peer Group of eight companies within the data storage segment of the computer industry as of May 24, 1996 (the date on which Cerion's Common Stock was first registered with the SEC and began trading) and assumes dividends were reinvested. Additional measurement points are at the remaining fiscal year ends for the years ended December 31, 1996 and 1997.

                 SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

     The following table shows the number of shares and percentage of Cerion's Common Stock deemed to be beneficially owned by each director and nominee for director, each executive officer named in the Summary Compensation Table above and by all directors and officers of Cerion as a group, as of March 27, 1998.

                                                              AMOUNT AND NATURE OF     PERCENT OF SHARES
NAME                                                        BENEFICIAL OWNERSHIP (a)      OUTSTANDING
----                                                        ------------------------   -----------------
David A. Peterson (e).....................................           62,000                   0.9%
Michael F. Brown (f)......................................           25,100                   0.3%
Richard A. Clark (f)......................................           27,650                   0.4%
Paul A. Harter (f)........................................           25,000                   0.3%
William A. Hughes (f).....................................           25,300                   0.3%
Gerald G. Garbacz.........................................            4,000                   0.1%
Joseph A. Baute (c).......................................            5,925                   0.1%
Sheldon A. Buckler (c)....................................            9,925                   0.1%
Osmund M. Fundingsland (b)................................            4,265                   0.1%
Daniel M. Junius (d)......................................            2,500                     *
Ross W. Manire (b)........................................            8,936                   0.1%
Gerard V. Schenkkan.......................................            4,848                   0.1%
Ronald D. Verdoorn........................................            4,848                   0.1%
Directors and Officers as a group (13 persons) (g)........          210,297                   2.9%

---------------
(a) Information as to the interests of the respective nominees has been furnished in part by them. The inclusion of information concerning shares held by or for their spouses or children or by corporations in which they have an interest does not constitute an admission by such nominees of beneficial ownership thereof. Unless otherwise indicated, all persons have sole voting and dispositive power as to all shares they are shown as owning.
(b) Includes 1,000 shares each Non-Employee Director (Directors who are not employees of the Company, Nashua or of any affiliated company) has a right to acquire within 60 days of April 6, 1998 through the exercise of stock options.
(c) Includes 2,000 shares each Non-Employee Director has a right to acquire within 60 days of April 6, 1998 through the exercise of stock options.
(d) Includes 1,500 shares held in a retirement account of Mr. Junius's spouse. Mr. Junius disclaims beneficial ownership of these shares.
(e) Includes 60,000 shares Mr. Peterson has a right to acquire within 60 days of April 6, 1998 through the exercise of stock options.
(f) Includes 25,000 shares each Executive officer has a right to acquire within 60 days of April 6, 1998 through the exercise of stock options.
(g) Includes 166,000 shares which the directors and officers of Cerion have the right to acquire within 60 days of April 6, 1998 through exercises of stock options.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table shows the number of shares and percentage of Cerion's common stock beneficially owned by all persons known to Cerion to be the beneficial owners of more than 5% of its common stock, as of March 27, 1998.

                                                                                         PERCENT OF
                                                                AMOUNT AND NATURE       COMMON STOCK
NAME OF BENEFICIAL OWNER                                     OF BENEFICIAL OWNERSHIP    OUTSTANDING
------------------------                                     -----------------------    ------------

Nashua Corporation.........................................         2,599,000(b)            37.0%

State of Wisconsin Investment Board........................           686,200(a)             9.8%

---------------
(a) Based on information reported in a Schedule 13G filed with the Securities and Exchange Commission dated January 20, 1998.
(b) Based on information reported in a Schedule 13G filed with the Securities and Exchange Commission dated February 13, 1998.

                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

     The Board of Directors of Cerion Technologies Inc. is divided into three classes. The Class II Directors' term will expire at the Meeting and the Class III and Class I Directors' terms will expire in 1999 and 2000, respectively. All Directors elected at this and future Annual Meetings of Stockholders will be elected for three-year terms. All directors will hold office until their successors have been duly elected and qualified. Prior to the Meeting, Ross W. Manire, David A. Peterson and Gerard V. Schenkkan were the Class I Directors; Sheldon A. Buckler, Osmund M. Fundingsland and Joseph A. Baute were the Class II Directors; and Gerald G. Garbacz, Daniel M. Junius and Ronald D. Verdoorn were the Class III Directors. Mr. Baute's term as director will expire at the Annual Meeting.

     The nominees for Class II Directors are Sheldon A. Buckler and Osmund M. Fundingsland. Mr. Buckler and Mr. Fundingsland currently are serving as Class II Directors of the Company. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for Mr. Buckler and Mr. Fundingsland will be voted FOR the election of both nominees. Messrs. Buckler and Fundingsland would be elected to hold office until the Annual Meeting of Shareholders to be held in 2001 and until their respective successors are duly elected and qualified. Both of these nominees have indicated their willingness to serve, if elected; however, if either should be unable or unwilling to serve, the proxies will be voted for the election of a substitute nominee designated by the Board of Directors or for fixing the number of directors at a lesser number.

     The following table sets forth for each nominee to be elected at the Meeting and for each director whose term of office will extend beyond the Meeting, his age, the position(s) currently held by each nominee or director with the Company, the year such nominee or director was first elected a director, the year each nominee's or director's term will expire and the class of director of each nominee or director.

                                                                       DIRECTOR    YEAR TERM    CLASS OF
NOMINEE OR DIRECTOR'S NAME                AGE     POSITION(S) HELD      SINCE     WILL EXPIRE   DIRECTOR
--------------------------                ---     ----------------     --------   -----------   --------

Gerald G. Garbacz.......................  61    Chairman of the Board    1996        1999       III
                                                of Directors

Daniel M. Junius........................  45    Director                 1996        1999       III

Ronald D. Verdoorn......................  42    Director                 1998        1999       III

Sheldon A. Buckler......................  66    Director                 1996        1998       II

Osmund M. Fundingsland..................  54    Director                 1997        1998       II

Ross W. Manire..........................  46    Director                 1997        2000       I

                                                                       DIRECTOR    YEAR TERM    CLASS OF
NOMINEE OR DIRECTOR'S NAME                AGE     POSITION(S) HELD      SINCE     WILL EXPIRE   DIRECTOR
--------------------------                ---     ----------------     --------   -----------   --------

David A. Peterson.......................  58    President, Chief         1996        2000       I
                                                Executive Officer and
                                                Director

Gerard V. Schenkkan.....................  48    Director                 1998        2000       I

BUSINESS EXPERIENCE

     Gerald G. Garbacz has served as director of the Company since January 1996. Mr. Garbacz has been President, Chief Executive Officer and the Chairman of the Board of Nashua Corporation since January 1996. From 1994 through 1995, Mr. Garbacz was a private investor. He was Chairman and Chief Executive Officer of Baker & Taylor Inc., an information distribution company from 1992 to 1994. He is also a Director of Handy & Harman Inc.

     Daniel M. Junius has served as a director of the Company since January 1996. Mr. Junius has served as Vice President -- Finance and Chief Financial Officer of Nashua Corporation since 1995 and as Treasurer of Nashua since 1985.

     Sheldon A. Buckler has served as a director of the Company since March 1996. Mr. Buckler has been Chairman of the Board of Commonwealth Energy System since May 1995. He was Vice Chairman of the Board of Polaroid Corporation from 1990 until his retirement in 1994. He also is a Director of Nashua Corporation, ASECO Corporation, PARLEX Corporation, Commonwealth Energy Corporation and Spectrum Information Technologies, Inc.

     Osmund M. Fundingsland has served as a director of the Company since February 1997 and has been the Chief Executive Officer of OSF International, a sales marketing consulting company, since its inception in 1995. From 1983 through 1994, Mr. Fundingsland was an Executive Vice President of Applied Magnetics Corporation, an independent manufacturer of magnetic recording heads and head stack assemblies for disk drives. Mr. Fundingsland is a director of the ISERA group, a software company. He also serves on the board of directors for the International Disk Drive Equipment and Materials Association (IDEMA).

     Ronald D. Verdoorn has served as a director of the Company since March 1998. Mr. Verdoorn has been a consultant since 1997. Mr. Verdoorn served as Executive Vice President and Chief Operating Officer of the Storage Products Group Media and LSI at Seagate Technologies, Inc. from 1995 through 1997. Mr. Verdoorn was Senior Vice President of Worldwide Manufacturing Operations at Seagate Technologies, Inc. from 1992 through 1995. Seagate Technologies, Inc. develops and manufacturers advanced information technology, including disk and tape storage devices, magnetic recording heads and media, precision motors, microelectronics, and data access and management software. Mr. Verdoorn is also a director of EA Industries, Inc. and Marvel.

     Ross W. Manire has served as a director since February 1997. Mr. Manire has been a Senior Vice President of the Carrier Systems Business Unit at 3Com since the merger of 3Com Corporation and U.S. Robotics Corporation in June 1997. Mr. Manire served as Senior Vice President and General Manager of the Networks Systems Division of U.S. Robotics, Inc. from May 1995 through June 1997 and served as its Senior Vice President -- Operations and Chief Financial Officer from early 1993 through May 1995. U.S. Robotics, Inc. was an international designer, manufacturer and marketer of high-performance information access products. 3Com is a supplier of local area network and wide area network systems for the large enterprise, small business, home and service provider markets. Mr. Manire also is a director of AT Financial Corp. and EA Industries, Inc.

     David A. Peterson is a co-founder of the original operations of the Company and has served as Chief Executive Officer, President and a director of the Company since its incorporation on December 31, 1995. From December 1991 through December 1995, Mr. Peterson served as President and General Manager of the Precision Technologies division of Nashua, the predecessor of the Company. From April 1991 until December 1991 he served as Vice President -- Operations of the Thin-film unit of the Computer Products Division of Nashua. From July 1986 until April 1991, Mr. Peterson served as Vice President -- Manufacturing of Disk-Tec (acquired by Nashua in July 1986 and became the Precision Technologies division of Nashua). From June 1982 until July 1986 he served as Director of Operations of Disk-Tec.

     Gerard V. Schenkkan has served as a director of the Company since March 1998. Mr. Schenkkan has been Vice President and General Manager of the Optical Storage Business Unit of Quantum Corporation since November 1997. He also served as Vice President of Corporate Development at Quantum Corporation from July 1996 until late 1997. From 1993 through 1996, Mr. Schenkkan was Marketing Manager of the Storage Systems Division of Hewlett-Packard Company. Quantum Corporation designs and manufactures storage products and is one of the largest global suppliers of hard disk drives.

                         BOARD OF DIRECTORS COMMITTEES

     Included among the committees of the Board of Directors are standing Audit and Compensation Committees. The Board of Directors has no standing nominating committee.

AUDIT COMMITTEE

     The Audit Committee approves the appointment of the independent accountants of the Company, reviews with those accountants the annual audits of the Company's financial statements and performs such other functions relating to the auditing of the Company as the Committee or the Board may from time to time determine to be appropriate. The members of the Audit Committee are Messrs. Baute, Garbacz and Manire. The Audit Committee held two meetings in 1997.

COMPENSATION COMMITTEE

     The Compensation Committee reviews executive compensation, sets the Chief Executive Officer's base salary, and administers the Management Incentive Compensation Program and the Company's stock option and incentive plans. The members of the Compensation Committee are Messrs. Buckler, Junius and Fundingsland. The Compensation Committee held two meetings in 1997.

                   BOARD OF DIRECTORS AND COMMITTEE MEETINGS

     During 1997 the Board of Directors held five regular meetings. Each of the directors attended at least 75 percent of the aggregate of (1) the total number of meetings of the Board of Directors held during 1997 while he was a director and (2) the total number of meetings held by all committees of the Board on which he served.

                           COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company, Nashua or of any affiliated company ("Non-Employee Directors") will receive a fee of $750 per meeting of the Board of Directors or any committee thereof. All directors are reimbursed for their out-of-pocket expenses incurred in attending such meetings. The Company, under its 1996 Stock Incentive Plan, also grants each Non-Employee Director, on the election or re-election date of each such director and annually until term expires, that number of shares of Common Stock which is equal in value to $10,000 (subject to adjustment annually), calculated with reference to the closing price of the Common Stock on the trading day immediately prior to the date of grant, and an option to purchase 1,000 shares of Common Stock exercisable at the same price.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.


                     SUBMISSION OF STOCKHOLDERS' PROPOSALS
                            FOR 1999 ANNUAL MEETING

     Stockholders who wish to submit proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, at the 1998 Annual Meeting of Stockholders will be required to deliver the proposals to Cerion on or before December 8, 1998. Such proposals should be directed to Cerion Technologies Inc., 1401 Interstate Drive, Champaign, Illinois 61821-1090, Attention: Richard A. Clark, Vice President -- Finance, Chief Financial Officer and Treasurer. It is suggested that proponents submit their proposals by certified mail, return receipt requested. The Company's By-Laws also contain certain provisions which impose additional requirements upon the submission of stockholder nominations for Directors and other stockholder proposals. A copy of the By-Laws of the Company may be obtained by a stockholder without charge upon written request addressed to Mr. Clark at the address set forth above.

                                 MISCELLANEOUS

     The Board of Directors does not presently know of any other matters to be presented to the annual meeting. If any other matters are brought before the annual meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxies on such matters in accordance with their best judgment, pursuant to the discretionary authority granted by the proxy.

     The cost of solicitation of proxies will be borne by Cerion. In addition to the use of the mails, proxies may be solicited by officers and regular employees of Cerion, without extra compensation, by telephone or by other means of communication.

     It is expected that a member of the firm of Price Waterhouse LLP, the Company's auditors, will be present at the Meeting and will be available to respond to appropriate questions.

     CERION WILL PROVIDE FREE OF CHARGE TO ANY STOCKHOLDER FROM WHOM A PROXY IS SOLICITED PURSUANT TO THIS PROXY STATEMENT, UPON WRITTEN REQUEST FROM SUCH STOCKHOLDER, A COPY OF ITS ANNUAL REPORT OR FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES THERETO. REQUESTS FOR SUCH REPORTS SHOULD BE DIRECTED TO CERION TECHNOLOGIES INC., 1401 INTERSTATE DRIVE, CHAMPAIGN, ILLINOIS 61821, ATTENTION: RICHARD A. CLARK, VICE PRESIDENT -- FINANCE, CHIEF FINANCIAL OFFICER AND TREASURER.



                                          SAM ERWIN
                                          Secretary


Champaign, Illinois
April 20, 1998

PROXY                                                                   PROXY



                            CERION TECHNOLOGIES INC.


              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING OF STOCKHOLDERS -- MAY 28, 1998


     The undersigned appoints Gerald G. Garbacz as proxy, with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the Common Stock of Cerion Technologies Inc. which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of stockholders thereof to be held on May 28, 1998 or at any adjournment thereof.

     Unless otherwise marked, this proxy will be voted FOR the election of the nominees named, FOR Proposal Number 1.


          PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)

--------------------------------------------------------------------------------

                            CERION TECHNOLOGIES INC.
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. (X)



[                                                                                                                                  ]


                                           For  Withhold   For All
1. Election of Directors --                All    All      Except
   Nominees: S. Buckler, O. Fundingsland   [ ]    [ ]        [ ]


   ---------------------------------------
   (Except for nominee(s) written above)





                                                                       The undersigned acknowledges receipt of the Notice of Annual
                                                                       Meeting of Shareholders and of the Proxy Statement.



                                                                                            Dated: __________________________, 1998

                                                                       Signature(s) ________________________________________________

                                                                       _____________________________________________________________
                                                                       Please sign exactly as your name appears. Joint owners should each sign personally. Where applicable, indicate your
                                                                       official position or representation capacity.

------------------------------------------------------------------------------------------------------------------------------------
                                                           FOLD AND DETACH HERE



          PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

CERION (TM)
TECHNOLOGIES




                                                                  April 20, 1998

Dear Shareholder:

     You are cordially invited to attend the 1997 Annual Meeting of Stockholders of Cerion Technologies Inc. which will be held at the Union League Club, 65 West Jackson Street, Chicago, Illinois on May 28, 1998 at 10:00 a.m., central time.

     The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter. The Company's Annual Report to Shareholders also is enclosed for your information.

     Please promptly mark, sign and return the enclosed proxy card in the prepaid envelope so that your shares can be voted at the meeting in accordance with your instructions. Your shares cannot be voted unless you date, sign and return the enclosed proxy card or attend the annual meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before the shareholders is important.


                                           Very truly yours,


                                           [David A. Peterson Signature]


                                           David A. Peterson
                                           President and
                                              Chief Executive Officer




1401 INTERSTATE DRIVE
CHAMPAIGN, IL 61821-1090
TEL: 217/359-3700
FAX: 217/359-3702
ISO 9001 Registered Quality System